EXHIBIT 12.  STATEMENT RE: COMPUTATION OF RATIO OF EARNINGS
            FROM CONTINUING OPERATIONS TO FIXED CHARGES (Unaudited)

                       Eli Lilly and Company and Subsidiaries
                                (Dollars in Millions)

                               Six Months
                             Ended June 30,       Years Ended December 31,
                             ------------- -----------------------------

                                1996    1995     1994    1993    1992     1991
                                ----    ----     ----    ----    ----     ----
Consolidated
  Pretax Income from Continuing
  Operations before Accounting
  Changes .................... $989.1  $1765.6  $1698.6  $662.8  $1193.5  $1626.3

Interest from Continuing
  Operations .................  165.5    324.6    129.2    96.1    108.4     87.1

Less Interest Capitalized
  during the Period from
  Continuing Operations ......  (20.1)   (38.3 )  (25.4)  (25.5)   (35.2)   (48.1)
                                 ----      ----     ----    ----     ----    ----

Earnings .................... $1134.5  $2051.9  $1802.4 $ 733.4  $1266.7  $1665.3
                               ------    ------   ------   ------  ------  ------

Fixed Charges:

Interest Expense from
  Continuing Operations ...... $165.5   $324.6   $129.2  $ 96.1   $108.4   $ 87.1
                                -----    -----    -----     ----   -----    ----

Ratio of Earnings to
  Fixed Charges ..............    6.9      6.3     14.0     7.6     11.7     19.1
                                  ===      ===     ====      ===    ====    ====